EXHIBIT 99.1

                                [CRYOLIFE LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: JOSEPH T. SCHEPERS
         VICE PRESIDENT, CORPORATE COMMUNICATIONS
         (770) 419-3355


                      CRYOLIFE REPORTS SETTLEMENT OF CASES

ATLANTA...(OCTOBER 29, 2004)... CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, today reported that on Monday, October 25, 2004, it agreed to a binding settlement of three general liability lawsuits pending in the Multnomah Circuit Court in Oregon. Additionally, the Company settled one product liability case and two product liability claims since June 30, 2004. As a result of these settlements and the evaluation of all other outstanding litigation and claims at September 30, 2004, the Company has recorded a net increase of $2.4 million to its legal liability reserves for asserted product liability and similar claims. This amount will be reflected in the Company's general, administrative and marketing expenses for the three months ended September 30, 2004.

The Company had cash and cash equivalents of $11.4 million and marketable securities of $3.8 million at September 30, 2004. The settlements discussed above require the Company to pay approximately $3.3 million in the fourth quarter of 2004. These claims were uninsured.

The Company will hold a teleconference call and live web cast at 11:15 a.m. Eastern Standard Time, Thursday, November 4, 2004, to discuss third quarter 2004 results, followed by a question and answer session hosted by Steven G. Anderson, CryoLife President and Chief Executive Officer.

To listen to the live teleconference, please dial 973-582-2749 a few minutes prior to 11:15 a.m. No identification number is required. A replay of the teleconference will be available November 4 through November 10, and can be accessed by calling (toll free) 877-519-4471 or 973-341-3080. The identification number for the replay is 5284237. The live webcast can be accessed by going to the Investor Relations section of the CryoLife website at WWW.CRYOLIFE.COM.




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                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this report that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the payment of the settlement amount and its effect on the Company and its financial statements. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's 2004 revenues and expenses may not meet its expectations, that the Company's 2004 BioGlue revenues may not meet its expectations, that the demand for CryoLife preserved tissues may not return to prior levels, that the Company's general administrative and marketing expenses may not meet expectations due to higher than expected costs of resolving existing and future litigation, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2003, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.